Exhibit 21
ALTRIA GROUP, INC. SUBSIDIARIES
Certain active subsidiaries of the Company and their subsidiaries as of December 31, 2012, are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.

Name	State or Country of Organization
Altria Client Services Inc.	New York
Altria Enterprises II LLC	Virginia
Altria Group Distribution Company	Virginia
Altria International Sales Inc.	Virginia
Altria Ventures Inc.	Virginia
Altria Ventures International Holdings B.V.	Netherlands
AVF 1 LLC	Virginia
Col Solare, LLP	Washington
Cormorant Energy Investment Corp.	Delaware
F.W. Rickard Seeds, Inc.	Kentucky
Dart Resorts Inc.	Delaware
General Foods Credit Corporation	Delaware
General Foods Credit Investors No. 1 Corporation	Delaware
General Foods Credit Investors No. 2 Corporation	Delaware
General Foods Credit Investors No. 3 Corporation	Delaware
Grant Holdings, Inc.	Pennsylvania
Grant Transit Co.	Delaware
HNB Investment Corp.	Delaware
International Wine & Spirits Ltd.	Delaware
John Middleton Co.	Pennsylvania
Michelle-Antinori, LLC	California
Michelle - Loosen, LLC	Washington
Nu Mark LLC	Virginia
National Smokeless Tobacco Company Ltd.	Canada
Philip Morris Capital Corporation	Delaware
Philip Morris Duty Free Inc.	Virginia
Philip Morris USA Inc.	Virginia
PMCC Investors No. 1 Corporation	Delaware
PMCC Investors No. 2 Corporation	Delaware
PMCC Investors No. 3 Corporation	Delaware
PMCC Investors No. 4 Corporation	Delaware
PMCC Leasing Corporation	Delaware
Profigen do Brasil Ltda.	Brazil
ProfiGen Inc.	Delaware
Richmark GmbH	Switzerland
SB Leasing Inc.	Delaware
Stag's Leap Wine Cellars, LLC	California
Ste. Michelle Wine Estates Ltd.	Washington
TMLLC, Inc.	Virginia
Trademarks LLC	Delaware
Trimaran Leasing Investors, L.L.C.-II	Delaware
UST International Inc.	Delaware
U.S. Smokeless Tobacco Manufacturing Company LLC	Virginia
U.S. Smokeless Tobacco Products LLC	Virginia
UST LLC	Virginia